Exhibit 99.1

Ekso Bionics Reports First Quarter 2019 Results

RICHMOND, Calif., May 1, 2019 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended March 31, 2019.

Recent Highlights and Accomplishments

•	44% increase in first quarter 2019 revenues to $3.6 million, compared to $2.5 million in the same period of 2018.

•	Gross margin expanded to approximately 44% in the first quarter of 2019, up from 30% in the same period of 2018.

•	Total operating expenses decreased 31% to $6.5 million in the first quarter of 2019, compared to $9.4 million in the same period of 2018.

•	Booked 23 EksoGT units in the first quarter of 2019, nine of which were rental units and four of which were previously rented units that were converted to capital purchases.

•	Cash utilization decreased to $5.2 million in the first quarter of 2019, down from $6.7 million in the fourth quarter of 2018.

“We kicked off 2019 with another quarter of record revenues,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “We are very pleased with the continued momentum generated by our commercial strategy, which reflects a growing level of adoption and awareness for our innovative EksoHealth and EksoWorks exoskeletons. As we continue strengthening our sales performance, we are also pleased that our strategic focus on reducing our cost structure resulted in significantly improved year-over-year operating margins. Looking ahead, we are building a deeper global customer pipeline through our expanded sales organization while also delivering the highest levels of customer support and maximizing value to patients, industrial workers and shareholders.”

First Quarter 2019 Financial Results

Revenue was $3.6 million for the quarter ended March 31, 2019, compared to $2.5 million for the quarter ended March 31, 2018. Revenue in the first quarter of 2019 included approximately $2.8 million in medical device revenue, compared to $2.1 million in the same period in 2018, and $0.8 million in industrial sales, compared to $0.4 million in the same period in 2018. The Company booked 23 EksoGT units in the first quarter of 2019, including nine rental units. Additionally, four previously rented units were purchased by the Company’s customers. This brings total placements to more than 375 units, of which 36 are part of the Company’s U.S. rental program.

Gross profit for the quarter ended March 31, 2019 was $1.6 million, compared to $0.8 million in the quarter ended March 31, 2018, representing a gross margin of approximately 44%, compared to a gross margin for the same period in 2018 of 30%. The overall increase in gross margin is primarily attributable to higher average selling prices, improved reliability and lower production costs of the Company’s medical devices.

Sales and marketing expenses for the quarter ended March 31, 2019 were $2.8 million, compared to $3.9 million for the quarter ended March 31, 2018, a decrease of $1.0 million or approximately 27%. The decrease was primarily due to a decrease in the Company’s general marketing and trade show expenses.

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Research and development expenses for the quarter ended March 31, 2019 were $1.4 million, compared to $1.8 million for the quarter ended March 31, 2018, a decrease of $0.4 million or approximately 23%. The decrease was primarily due to a shift in expenses to sales and direct marketing activities and organizational charges that were incurred at the end of the first quarter of 2018.

General and administrative expenses for the quarter ended March 31, 2019 were $2.3 million, compared to $3.7 million for the quarter ended March 31, 2018, a decrease of $1.4 million or approximately 38%. The decrease was primarily due to the lower external consulting costs and a leaner, more efficient organization.

Net loss applicable to common stockholders for the quarter ended March 31, 2019 was $6.6 million, or $0.10 per basic and diluted share, compared to $7.9 million, or $0.13 per basic and diluted share, for the quarter ended March 31, 2018.

Cash on hand at March 31, 2019 was $9.2 million, compared to $7.7 million at December 31, 2018. For the quarter ended March 31, 2019, the Company used $5.2 million of cash in operations, compared to $6.7 million for the quarter ended March 31, 2018.

Conference Call

Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers, using Conference ID: 13689742. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

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Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and expectation of management for future operations, including the Company’s priorities for 2019, sales performance, plans to build on the company’s sales pipeline and the Company’s efforts to create value for customers, patients and shareholders, (ii) the benefits of, enthusiasm for, adoption of and market awareness of the Company’s products, (iii) the Company's future financial performance, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months ended March 31, 2019, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for such period that are required to be included therein, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing organization or partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, regulatory intervention resulting in the inability of the Company to execute its strategic plans and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Investor Contact:

David Carey

212-867-1768

dcarey@lazarpartners.com

Media Contact:

Glenn Silver

646-871-8485

gsilver@lazarpartners.com

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2019	2018
Assets	(unaudited)
Current assets:
Cash	$9,236	$7,655
Accounts receivable, net	3,793	3,660
Inventories, net	3,300	3,371
Prepaid expenses and other current assets	506	281
Total current assets	16,835	14,967
Property and equipment, net	2,331	2,365
Right of use asset	1,365	-
Goodwill	189	189
Other assets	140	134
Total assets	$20,860	$17,655
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	2,474	3,156
Accrued liabilities	3,286	3,541
Deferred revenues, current	1,211	1,102
Note payable, current	2,333	2,333
Lease liabilities, current	406	-
Total current liabilities	9,710	10,132
Deferred revenues	1,499	1,495
Note payable, net	2,093	2,648
Lease liabilities	1,006	-
Warrant liability	1,964	585
Contingent liabilities	35	34
Other non-current liabilities	19	33
Total liabilities	16,326	14,927
Stockholders' equity:
Common stock	68	63
Additional paid-in capital	182,107	173,903
Accumulated other comprehensive (loss) income	56	(92)
Accumulated deficit	(177,697)	(171,146)
Total stockholders' equity	4,534	2,728
Total liabilities and stockholders' equity	$20,860	$17,655

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2019	2018

Revenue	$3,616	$2,518
Cost of revenue	2,017	1,751
Gross profit	1,599	767

Operating expenses:
Sales and marketing	2,809	3,853
Research and development	1,384	1,808
General and administrative	2,317	3,738
Change in fair value, contingent consideration	1	(19)
Total operating expenses	6,511	9,380

Loss from operations	(4,912)	(8,613)

Other income (expense), net:
Interest expense	(121)	(163)
(Loss) gain on warrant liability	(1,122)	732
Loss on modification of warrants	(257)	-
Other (expense) income, net	(139)	143
Total other (expense) income, net	(1,639)	712

Net loss	$(6,551)	$(7,901)

Basic and diluted net loss per share	$(0.10)	$(0.13)

Weighted average number of shares of common stock, basic and diluted	65,067	60,146

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